UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 11, 2012

GOLDEN GLOBAL CORP.
(Exact name of registrant as specified in its charter)
Nevada	000-54528	n/a
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
17412 105th Avenue, Suite 201, Edmonton, Alberta, Canada		T5S 1G4
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(780) 443-4652
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4©)

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

Effective July 11, 2012, Hon Ming Tony Wong resigned as chief financial officer, treasurer, secretary and as a director of our company.  Mr. Wong’s resignation was not the result of any disagreements with our company regarding our operations, policies, practices or otherwise.

Concurrently with Mr. Wong’s resignation, we appointed John Robert Hope, our current president and chief executive officer, as chief financial officer, treasurer and secretary of our company, effective July 11, 2012.

Also effective July 11, 2012, we decreased the number of directors on our board of directors to one (1).  Our board of directors now solely consists of John Robert Hope.

John Robert Hope

John Robert Hope has been our president, chief executive officer and a member to our board of director since inception.

In 2004, Mr. Hope founded Velocity Resources Canada Ltd. a private Alberta registered mining exploration company with mining interests in British Columbia, Yukon and Africa of which he has acted as president and as a director since its inception.  Mr. Hope has in the past been involved in projects such as KMC Mining’s placer gold project on McDame Creek in British Columbia; and has operated his own placer mining operations in both B.C. and the Yukon.  With KMC Mining, Mr. Hope was responsible for all on site management of the company’s mining operations.  Since 2005, he has sold two Molybdenum properties to Velocity Minerals Ltd., a TSX listed company of which he is a director and has completed the Public Companies Financing, Governance and Compliance course offered by Simon Fraser University as an ongoing upgrading of public company compliance knowledge.  Mr. Hope’s are the reasons why he was chosen as one of our directors.

We appointed Mr. Hope as chief financial officer, treasurer and secretary of our company due to his extensive experience in mineral exploration and production.

There have been no other transactions since the beginning of its last fiscal year or any currently proposed transaction, in which the Registrant was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Hope had or will have a direct or indirect material interest which would be required to be reported herein.  There are no family relationships among our directors or executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDEN GLOBAL CORP.

/s/ John Robert Hope
John Robert Hope
President and Director
Date: July 13, 2012